Exhibit 10.2

BORROWER REGISTRATION AGREEMENT

This Borrower Registration Agreement (this “Agreement”) is made and entered into between you and IOU Central Inc. (“IOU Central,” “we” or “us”). “You” as used in this Agreement refers to you as a registered borrower.

The IOU Central Internet-based loan marketplace (the “loan marketplace”) is a peer-to-peer lending platform that enables registered borrowers to post loan requests and borrow money and registered lenders to purchase Borrower Payment Dependent Notes (“Notes”), the proceeds of which are designated to fund a specific loan made to an individual registered borrower (a “registered borrower loan”). Each registered borrower loan originated through the loan marketplace is made by us with the proceeds of Notes purchased by registered lenders that correspond to such registered borrower loan. We service all registered borrower loans made through the loan marketplace. The following Agreement describes the services we will provide and your rights and obligations should you elect to complete your registration as a borrower on the loan marketplace and submit a loan request to us. You should read this Agreement carefully and print a copy for your records.

BY SIGNING ELECTRONICALLY, YOU ARE COMPLETING YOUR REGISTRATION AS A BORROWER ON THE LOAN MARKETPLACE AND ARE AGREEING, OR CONFIRMING YOUR AGREEMENT, to, among other things, (i) comply with the terms and provisions of this Agreement, (ii) comply with the Terms of Use and Privacy Policy of the loan marketplace and the policies posted on the loan marketplace, as may be amended from time to time by IOU Central in its sole discretion (collectively, the “IOU Central Terms and Conditions”), (iii) transact business with us electronically, and (iv) have any dispute with us resolved by binding arbitration.

1. Registration as a Borrower. You are registering as a borrower on the loan marketplace so that you may be eligible to apply to IOU Central for a registered borrower loan, which we refer to as a “loan request.” If your loan request is approved, you may proceed to make a “posting” (as described below) on the loan marketplace for a registered borrower loan that will be displayed to people who may be interested in indirectly funding your registered borrower loan by making bids at the interest rate they are willing to receive and in the amount they are willing to commit to the purchase of Notes that are dependent for payment on the payments we receive on your registered borrower loan. We refer to the people who bid on postings as “registered lenders” even though all registered borrower loans obtained through the loan marketplace are made by us with proceeds from Notes purchased by registered lenders that correspond to such registered borrower loans.

We reserve the right to restrict access to the loan marketplace to individuals who meet our minimum credit criteria, as determined by us in our sole discretion.

2. Minimum Credit Criteria and Underwriting. As a registered borrower, you may submit a loan request to IOU Central in the amount of $1,000 to $25,000. Your loan request will be submitted to our automated underwriting process and, if your loan request is approved, you may proceed to make a posting on the loan marketplace for a registered borrower loan. You may not have more than one posting at a time on the loan marketplace and you may not have more than two registered borrower loans outstanding at any given time.

Our automated underwriting process is comprised of the following four steps:

First, we will pre-screen you to determine if you are eligible to participate in the loan marketplace by evaluating your credit profile against our minimum credit criteria. Currently, our minimum credit criteria include the following:

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a minimum Equifax VantageScore© (“VantageScore”) of 670 and Equifax Bankruptcy Navigator Index© score (“BNI score”) of 180 (except if you have a VantageScore in the range of 670-690, in which case your minimum BNI score is 300, or a VantageScore in the range of 691-710, in which case your minimum BNI score is 250);

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a minimum cumulative high credit limit of $2,500 for loan requests less than or equal to $10,000, $3,500 for loan requests greater than $10,000 and less than or equal to $15,000, $5,000 for loan requests greater than $15,000 and less than or equal to $20,000, and $10,000 for loan requests greater than $20,000 and less than or equal to $25,000;

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a credit report showing no current delinquencies, bankruptcies, foreclosures, existing judgments, open tax liens, medical collections with a cumulative balance greater than $2,000 in the past 24 months or non-medical collections with a cumulative balance greater than $1,000 in the past 24 months;

•	a credit report showing a minimum of two credit trade lines open and reviewed for at least six months;

•	a credit report showing a minimum one year credit depth; and

•	a credit report showing no account in a consumer credit counseling plan.

If you do not meet our minimum credit criteria, you will not be permitted to make a posting for a registered borrower loan on the loan marketplace.

Second, we assign one of nine proprietary credit grades (A+, A, A-, B+, B, B-, C+, C or C-) to your loan request based on a combination of your VantageScore and BNI score.

Third, we use your credit grade, assumed default rate and other risk factors to assign your loan request a suggested interest rate. The other risk factors we consider include, among others, your loan request amount, loan term, job and income stability, housing occupancy and housing history and expense.

Fourth, we use your credit grade together with your debt-to-income ratio to determine a maximum loan amount. We will calculate your debt-to-income ratio based on the total monthly debt payments (excluding mortgage or housing expenses) reported by Equifax and your self-reported income. We also include the estimated payments on your requested loan amount and our suggested interest rate for your loan in our calculation of your debt-to-income ratio.

For a detailed description of our minimum credit criteria and automated underwriting process, including our credit grades, suggested interest rates and maximum loan amounts, please refer to the Prospectus which is available at [LINK TO PROSPECTUS].

Once we complete our underwriting process, we will advise you if your loan request has been approved, declined, placed under review, or counter-offered. If declined, we will send you an adverse action notice stating the basis on which your loan request was declined. If placed under review, we will manually analyze all compensating factors to determine if you are eligible to post a loan request on the loan marketplace and we will advise you of our decision within one to two business days. If counter-offered, we will inform you of changes you can make to your loan request in order to get approved. For example you could request a lower loan amount or increase the term of your loan request. If approved, we will inform you of your assigned IOU Central credit grade and suggested interest rate. You may then personalize your loan request and proceed to make a posting on the loan marketplace.

3. Postings. Your posting is a request for a personal, unsecured loan in a specified amount and for a specified term. Postings are displayed publicly on our loan marketplace, although certain information is only viewable by registered lenders. Your posting must include all information required by us, including, without limitation, the requested loan amount, credit grade, suggested interest rate, debt-to-income ratio, intended use of proceeds and other summary information from your credit report, as well as self-reported occupation, employment status and income. Your posting may contain other personal information posted by you, such as your personal financial situation. You may not include any personally identifying information, including, without limitation, your name, address, phone number, email address, Social Security or driver’s license number, or your bank account or credit card numbers in your posting or elsewhere on the loan marketplace. Postings that include this information are subject to cancellation by us, or deletion or redaction by us of the personally identifying information, although we are under no obligation to take such actions and you include such information solely at your own risk.

Your posting will be valid for 14 days unless you accept funding prior to the expiration of the 14 day period. You may accept funding manually or by using the Auto-Fund feature of the loan marketplace (as described below). You may withdraw your posting at any time prior to accepting any bids from a registered lender. You may not have more than one posting at a time on the loan marketplace and you may not have more than two registered borrower loans outstanding at any given time.

“Auto-Fund” is a feature of our loan marketplace that allows you to automatically accept funding of your registered borrower loan request when bids are received in an aggregate amount that is equal to the loan request amount specified by you and at interest rates that are equal to or less than an interest rate specified by you. Auto-Fund allows you to automatically close a registered borrower loan that has been fully funded with bids in an aggregate amount and at a weighted average interest rate that is acceptable to you without any further action from you. In the event you choose to Auto-Fund your registered borrower loan, we will execute the related promissory note evidencing your registered borrower loan on your behalf under the power of attorney described in Section 5 of the Registered Borrower Loan Agreement.

4. Registered Lender Bids. Once you make a posting on the loan marketplace, you will be able to monitor bids made on your posting. A bid is a registered lender’s commitment to purchase a Note from us in the principal amount and at the interest rate set forth in the registered lender’s bid. Registered lenders bid the amount they are willing to commit to the purchase of a Note that is dependent for payment on payments we receive on your registered borrower loan and the interest rate they are willing to accept. For a detailed description of the Notes, please refer to the Prospectus which is available at [LINK TO PROSPECTUS]. Currently, a bid may be made in the amount of $25 (or integral multiples of $25) and the full amount of your posting.

You acknowledge that a registered lender’s bid is a commitment to purchase a Note from us corresponding to all or a portion of your registered borrower loan and does not confer any rights to you. You understand that individual registered lenders make their own decisions whether to make a bid on your posting and commit funds to purchase a Note from us. We may also participate in the loan marketplace as a registered lender and may make bids on postings, but we are not obligated to do so.

5. Registered Borrower Loans; Closing and Funding. Your registered borrower loan will have a principal balance between $1,000 and $25,000, in the specific amount and on the terms set forth in the disclosures provided to you at [LINK TO DISCLOSURES]. In no event will the principal amount of your registered borrower loan exceed the maximum loan amount determined by our automated underwriting process. Your registered borrower loan will have a fixed interest rate and a fixed term of one, two or three years, as determined by you and set forth in your posting. The fixed interest rate is a blended rate based on the weighted average of the principal amount and interest rate set forth in registered lender bids accepted by you for your registered borrower loan. You may prepay your registered borrower loan at any time without penalty. In the event of a partial prepayment, we will reduce the outstanding principal balance of your registered borrower loan by the amount of the partial prepayment but we will not recalculate your amortization schedule. This means that your monthly payment will remain the same and your registered borrower loan will be repaid prior to the original maturity date. Your obligations, including your obligation to repay principal and interest, are set forth in the Registered Borrower Loan Agreement and related promissory note you will make to us which are available at [LINK TO LOAN AGREEMENT].

Your registered borrower loan will be closed and funded if you choose to accept bids reflecting full or partial funding of the loan, either manually or using Auto-Fund. Any bids not accepted by you at the time you choose to fund your loan or when your posting expires will automatically be withdrawn. If you proceed to make a posting on the loan marketplace, you agree to execute, and be bound by the terms set forth in, the Registered Borrower Loan Agreement and related promissory note. If you manually accept bids and close your registered borrower loan, you will execute the promissory note directly; if you elect to Auto-Fund your registered borrower loan, we will execute the promissory note on your behalf under the power of attorney described in Section 5 of the Registered Borrower Loan Agreement.

You authorize us to disburse registered borrower loan proceeds to you by crediting your IOU Central account. At your request, we will transfer available funds from your IOU Central account to your designated and verified bank account by Automated Clearing House (“ACH”) transfer.

WE WILL NOT DISBURSE ANY PROCEEDS TO YOU FOR YOUR REGISTERED BORROWER LOAN UNLESS AND UNTIL SUFFICIENT PROCEEDS ARE RECEIVED BY US FROM REGISTERED LENDERS PURCHASING NOTES CORRESPONDING TO YOUR REGISTERED BORROWER LOAN.

6. IOU Central Terms and Conditions. You acknowledge that you have agreed to comply, and will comply, with the IOU Central Terms and Conditions.

7. Authorization to Obtain Credit Report. Each time you submit a loan request to us, you will be required to authorize us to obtain a credit report from the Equifax consumer credit reporting agency, which will include your VantageScore and BNI score. Your authorization will be in the form of Exhibit A attached to this Agreement. We may use the credit report for any lawful purpose, including, without limitation, (a) for authentication purposes (i.e., to make sure you are who you say you are), (b) to determine your eligibility to participate in the loan marketplace by evaluating your credit profile against our minimum credit criteria, (c) to assign your loan request a credit grade, (d) to determine how much non-mortgage debt you currently have in order to determine your debt-to-income ratio, (e) to assign a suggested interest rate to your loan request, (f) to determine a maximum loan amount for your loan request, and (g) to identify and display certain information and characteristics from your credit profile in your posting, including, without limitation, the number, age, type and status of the credit lines currently being reported, public records (such as bankruptcies, foreclosures and judgments) and mortgage loans appearing on your credit report, and the number of your recent requests for credit. Information from your credit report will be displayed publicly on the loan marketplace with your postings, although certain information is only viewable by registered lenders. However, we will not display or disclose your VantageScore, BNI score or other credit scores we obtain to anyone. You authorize us to verify information in your credit report and you agree that we may contact third parties to verify any such information. We will obtain your credit report each time you submit a completed loan request to us, except that we will not obtain a new credit report when you submit a loan request within (30) days of the date the credit report was obtained.

8. Bank Account Verification. You acknowledge that you will be required to authorize us to initiate a credit and debit entry between your IOU Central account and your bank account in the amount of $0.01 to $0.25 for account verification purposes through the ACH network. Your authorization will be in the form of Exhibit B attached to this Agreement. This transaction is for verification purposes only and will not result in any funds being removed from your bank account. The deposit amount will always be equal to or greater than the withdrawal amount. If you do not agree to this verification, you will not be permitted to submit a loan request to us.

9. Origination Fee. If your posting results in a registered borrower loan, you must pay us a non-refundable origination fee. The amount of this fee is 2.0% of the aggregate principal amount of your registered borrower loan, or such lesser fee as may be provided by applicable law (see the disclosures at [LINK TO DISCLOSURES]). This fee will be deducted from your registered borrower loan proceeds, so the loan proceeds credited to your IOU Central account will be less than the full amount of your registered borrower loan. You acknowledge that the origination fee will be considered part of the principal on your registered borrower loan and is subject to the accrual of interest.

10. Loan Servicing. You acknowledge and agree that we shall serve as the loan servicer for any and all registered borrower loans you receive but that we may delegate servicing to another entity. As loan servicer, we will administer and collect on your registered borrower loans. We will maintain all promissory notes representing your registered borrower loan in electronic form and will make all such promissory notes available to you for review on the loan marketplace.

11. Communications. You agree not to communicate with registered lenders who purchase Notes that are dependent for payment on payments we receive on your corresponding registered borrower loan except anonymously and publicly through your posting on the loan marketplace. Subject to Section 21, you agree to send any inquiries, requests for deferment or forbearance, or other communications regarding your registered borrower loan(s) by email to customersupport@ioucentral.com or by regular mail to IOU Central Inc., 1255 Roberts Boulevard, Suite 116, Kennesaw, GA 30144, Attention: Operations Department.

12. Authority. You warrant and represent that you have the legal competence and capacity to execute and perform this Agreement.

13. Other Registered Borrower Obligations. You agree that you will not, in connection with your participation as a registered borrower on the loan marketplace, including, without limitation, in connection with any loan request or posting, (a) make any false, misleading or deceptive statements or omissions of material fact, (b) misrepresent your identity or describe, present or portray yourself as a person other than yourself, (c) give to or receive from, or offer or agree to give to or receive from, any registered lender or other person any fee, bonus, additional interest, kickback or thing of value of any kind in exchange for such person’s bid, recommendation, or offer or agreement to bid on or recommend your posting, (d) represent yourself to any person as a representative, employee, or agent of ours, or purport to speak to any person on our behalf, or (e) provide in your posting or in communications on the loan marketplace related to your posting, information upon which a discriminatory lending decision may be made, such as your race, color, religion, national origin, sex or age. You acknowledge and agree that we may rely without independent verification on the accuracy, authenticity, and completeness of all information you provide to us.

14. Verification. We reserve the right to verify the accuracy of all information you provide to us and to terminate this Agreement and remove your posting from the loan marketplace in case of any inaccuracy or omission in your loan request or posting, or any other violation of this Agreement. We reserve the right to verify any information you submit through the production of appropriate documentation, and also reserve the right to conduct such verification with a third party. You hereby authorize us to request and obtain data from a third party to verify any information you provide us in connection with your registration as a borrower on the loan marketplace. You agree to respond promptly to our requests for information in connection with your loan request and your participation as a registered borrower on the loan marketplace.

15. NO GUARANTEE. WE DO NOT WARRANT OR GUARANTEE (A) THAT YOUR LOAN REQUEST WILL BE APPROVED IN THE AMOUNT YOU REQUEST, OR AT ALL, OR THAT YOU WILL BE ALLOWED TO MAKE A POSTING ON THE LOAN MARKETPLACE, (B) THAT YOUR POSTING WILL BE MATCHED WITH ANY BIDS, (C) THAT YOU WILL RECEIVE A REGISTERED BORROWER LOAN AS A RESULT OF YOUR POSTING, OR (D) THAT IF YOUR POSTING ATTRACTS BIDS, YOU WILL RECEIVE A REGISTERED BORROWER LOAN WITH AN INTEREST RATE LESS THAN THE SUGGESTED INTEREST RATE DISPLAYED IN THE POSTING OR OTHERWISE ACCEPTABLE TO YOU.

16. Restrictions on Use; Right of Set-off. You are not authorized or permitted to use the loan marketplace to obtain, or attempt to obtain, a registered borrower loan for someone other than you. You are not authorized or permitted to use the loan marketplace to obtain, or attempt to obtain, a registered borrower loan to fund any illegal activity. You must be an owner of the bank account you designate for electronic transfers of funds to and from your IOU Central account with authority to direct that registered borrower loan payments be made to us from such account. Your designated bank account will be the account into which you may transfer available registered borrower loan proceeds from your IOU Central account and from which registered borrower loan payments will be made. In addition, if you participate as a registered lender on the loan marketplace, any amounts in your IOU Central account are subject to set-off against any delinquent amounts owing on any registered borrower loan(s) you obtain as a registered borrower.

17. Termination of Registration. We may terminate this Agreement and your status as a registered borrower at any time if you committed fraud or made a misrepresentation in connection with your registration on the loan marketplace or any application or request for a loan, performed any prohibited activity, or otherwise failed to abide by the terms of this Agreement or the IOU Central Terms and Conditions. In such event, we will have all remedies authorized or permitted by this Agreement and applicable law. In addition, if you obtain a registered borrower loan and fail to pay your loan in full, whether due to default, bankruptcy or other reasons, you will not be eligible to make additional loan requests or postings and your status as a registered borrower will be terminated. Furthermore, we may, in our sole discretion, with or without cause and with or without notice, restrict your access to the loan marketplace.

18. DISCLAIMERS AND LIMITATION ON LIABILITY. THIS AGREEMENT IS FULLY SUBJECT TO ALL DISCLAIMERS AND LIMITATIONS ON LIABILITY SET FORTH IN THE IOU CENTRAL TERMS AND CONDITIONS DOCUMENT.

19. Entire Agreement. This Agreement represents the entire agreement between you and us regarding the subject matter hereof and supersedes any and all prior or contemporaneous communications, promises and proposals, whether oral, written or electronic, between us with respect to your loan request and your participation as a registered borrower on the loan marketplace.

20. CONSENT TO ELECTRONIC TRANSACTIONS AND DISCLOSURES. THIS AGREEMENT IS FULLY SUBJECT TO YOUR CONSENT TO ELECTRONIC TRANSACTIONS AND DISCLOSURES, WHICH CONSENT IS SET FORTH IN EXHIBIT C ATTACHED TO THIS AGREEMENT.

21. Notices. You agree that we can send you any and all notices and other communications related to this Agreement, any loan requests you submit to us, your postings or your status as a registered borrower on the loan marketplace by sending an email to your registered email address or posting the notice or communication to the loan marketplace, and notice or communication shall be deemed to have been duly given and effective when we send it or post it on the loan marketplace. You acknowledge that you have sole access to the registered email account and your account on the loan marketplace and that communications from us may contain sensitive, confidential and collections-related communications. If your registered email address changes, you must notify us immediately of the change by sending an email to customersupport@ioucentral.com or calling 1-866-217-8564. You also agree to promptly update your registered address and telephone number on the loan marketplace if they change.

22. Miscellaneous. The parties acknowledge that there are no third party beneficiaries to this Agreement. You may not assign, transfer, sublicense or otherwise delegate your rights under this Agreement to another person without our prior written consent. Any such assignment, transfer, sublicense or delegation in violation of this Section 22 shall be null and void. This Agreement shall be governed by the laws of the State of Delaware without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction. Any waiver of a breach of any provision of this Agreement will not be a waiver of any other subsequent breach. Failure or delay by either party to enforce any term or condition of this Agreement will not constitute a waiver of such term or condition. If at any time after the date of this Agreement any of the provisions of this Agreement shall be held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality and unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provisions of this Agreement.

23. Arbitration.

(a) Either party to this Agreement, or IOU Central at its sole election, may require that the sole and exclusive forum and remedy for resolution of a Claim (as defined below) be final and binding arbitration pursuant to this Section 23 (the “Arbitration Provision”), unless you opt-out as provided in Section 23(b) below. As used in this Arbitration Provision, “Claim” shall include any past, present, or future claim, dispute, or controversy involving you (or persons claiming through or connected with you), on the one hand, and us (or persons claiming through or connected with us), on the other hand, relating to or arising out of this Agreement, any loan request, posting, Loan Agreement or related promissory note, the loan marketplace, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including, without limitation (except to the extent provided otherwise in the last sentence of Section 23(f) below), the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract, tort (intentional or otherwise), a constitution, statute, common law, or principles of equity, or otherwise. Claims include matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.

(b) You may opt out of this Arbitration Provision for all purposes by sending an arbitration opt-out notice to IOU Central Inc., 1255 Roberts Blvd. Suite 116, Kennesaw, GA 30144, Attention: Operations Department, that is received at the specified address within 30 days of the date of your electronic acceptance of the terms of this Agreement. The opt-out notice must clearly state that you are rejecting arbitration, identify the Agreement to which it applies by date, provide your name, address, and social security number, and be signed by you. You may send the opt-out notice in any manner you see fit as long as it is received at the specified address within the specified time. No other methods can be used to opt-out of this Arbitration Provision. If the opt-out notice is sent on your behalf by a third party, such third party must include evidence of his or her authority to submit the opt-out notice on your behalf.

(c) The party initiating arbitration shall do so with the American Arbitration Association (AAA) or JAMS. The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.

(d) If we elect arbitration, we shall pay all of the administrator’s filing costs and administrative fees (other than hearing fees). If you elect arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules. We shall pay the administrator’s hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law require otherwise, or you request that we pay them and we agree to do so. Each party shall bear the expense of its own attorneys’ fees, except as otherwise provided by law. If a statute gives you the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary in this Arbitration Provision.

(e) Within 30 days of a final award by the arbitrator, any party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, any opposing party may cross-appeal within 30 days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (“FAA”), and may be entered as a judgment in any court of competent jurisdiction.

(f) We agree not to invoke our right to arbitrate an individual Claim you may bring in small claims court or an equivalent court, if any, so long as the Claim is pending only in that court. NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT. Unless consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (i) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party, or (ii) make an award for the benefit of, or against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify, or fail to enforce this Section 23(f), and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this Section 23(f) shall be determined exclusively by a court and not by the administrator or any arbitrator.

(g) This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to reasonably protect confidential information.

(h) This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the parties and/or IOU Central, (ii) the bankruptcy or insolvency of any party or other person, and (iii) any transfer of any registered borrower loan or promissory note which you owe, or any amounts owed on such loans or notes, to any other person or entity. If any portion of this Arbitration Provision other than Section 23(f) is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force. If an arbitration is brought on a class, representative, or collective basis, and the limitations on such proceedings in

Section 23(f) are finally adjudicated pursuant to the last sentence of Section 23(f) to be unenforceable, then no arbitration shall be had. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE OR JURY, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT BEFORE A JUDGE OR JURY UPON ELECTION OF ARBITRATION BY ANY PARTY.

EXHIBIT A

IOU CENTRAL INC.

REGISTERED BORROWER CREDIT PROFILE AUTHORIZATION

By checking the “I AGREE” box following this Registered Borrower Credit Profile Authorization and continuing with your loan request, you understand and agree that you are authorizing IOU Central Inc. (“IOU,” “us” or “we”) to obtain your credit report and related information about you from one or more credit reporting agencies, such as TransUnion, Experian and Equifax. You also authorize us to verify information in your credit report or otherwise submitted to us in connection with your loan request, and you agree that we may contact third parties to verify any such information.

We may use your credit report for any lawful purpose, including, without limitation, (a) for authentication purposes (i.e., to make sure you are who you say you are), (b) to verify fraudulent activity with the U.S. Department of the Treasure Office of Foreign Asset Control lists, (c) to determine your eligibility to participate in the loan marketplace by evaluating your credit profile against our minimum credit criteria, (d) to assign your loan request a credit grade, (e) to determine how much non-mortgage debt you currently have in order to determine your debt-to-income ratio, (f) to assign a suggested interest rate to your loan request, and (f) to determine a maximum loan amount for your loan request. For more information about our minimum credit criteria and underwriting process, please refer to your Borrower Registration Agreement.

In the event your loan request is approved and you choose to make a posting on the loan marketplace, you agree that we may display certain information and characteristics from your loan request and credit report in your posting, including, without limitation, the number, age, type and status of the credit lines currently being reported, public records (such as bankruptcies, foreclosures and judgments) and mortgage loans appearing on your credit report, and the number of your recent requests for credit. Information from your loan request and credit report will be displayed publicly on the loan marketplace with your posting, although certain information is only viewable by registered lenders. A posting does not include your name, address, date of birth, social security number and other information that would allow a user to identify you. In the event we are able to establish a resale platform for Borrower Payment Dependent Notes (the “Notes”) which are dependent for payment on payments we receive on your registered borrower loan, you authorize us to provide the above information to registered lenders in connection with the resale of any such Notes.

You authorize us to obtain your credit report when you make a loan request, during the processing or closing of your registered borrower loan, or at various times during the term of your registered borrower loan in connection with the servicing or enforcement of, or the resale of any Notes corresponding to, your registered borrower loan.

A-1

EXHIBIT B

IOU CENTRAL INC.

BANK ACCOUNT VERIFICATION

I hereby authorize IOU Central Inc. (“IOU Central,” “our,” “us” or “we”) to initiate and process electronic debits to my designated account at my financial institution. I acknowledge that the origination of electronic debits to my designated account must be permitted by my financial institution, which must be located in the United States.

We will make a small deposit ($0.01 to $0.25) and withdrawal ($0.01 to $0.25) to your designated account for account verification purposes. The deposit amount will always be equal to or greater than the withdrawal amount. After we complete the deposit and withdrawal, please verify your bank account transaction record, return to the IOU Central website and go to the “My IOU” section to confirm the amount of the deposit and withdrawal. You must accurately confirm the amount deposited and withdrawn from your designated account to continue with our new user registration process.

Whether you choose to become a registered borrower and/or a registered lender, your designated account is the account into which we will transfer available funds from your IOU Central account at your request.

NOTE TO REGISTERED BORROWERS:

If you choose to become a registered borrower and your registered borrower loan is closed and funded, you hereby authorize IOU Central, as the loan servicer on your registered borrower loan, to initiate electronic funds transfers from your designated account for monthly repayments on your registered borrower loan, unless you elect to make monthly repayments by check (or otherwise). If you elect to pay by check, we will charge you a $10 check processing fee for each such payment.

EACH MONTH, UNLESS YOU ELECT TO MAKE PAYMENTS BY CHECK (OR OTHERWISE), THE DEBIT AMOUNT WILL BE YOUR MONTHLY PAYMENT AMOUNT PLUS FEES, IF ANY. ANY FEES AUTHORIZED TO BE CHARGED ON YOUR REGISTERED BORROWER LOAN MAY BE COLLECTED USING ELECTRONIC FUNDS TRANSFERS INITIATED BY US FROM YOUR DESIGNATED ACCOUNT.

You understand that this authorization will remain in effect until your registered borrower loan is paid in full or you notify us or your financial institution of its termination, taking into consideration the necessary time required by us and your financial institution to implement any required change(s). Please check your Registered Borrower Loan Agreement for more details about a termination of this authorization.

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EXHIBIT C

IOU CENTRAL INC.

CONSENT TO ELECTRONIC TRANSACTIONS AND DISCLOSURES

Introduction. To the extent permitted by applicable law, IOU Central Inc. (“IOU Central,” “we” or “us”) will provide all disclosures and notices to you in electronic form, including, without limitation, the credit-related disclosures required by the Truth in Lending Act, any notices (e.g., adverse action and privacy policy notices) required by the Fair Credit Reporting Act and the Equal Credit Opportunity Act, and the Gramm-Leach-Bliley Act, and their implementing regulations. For purposes of this Consent to Electronic Records (this “Consent”), these disclosures and notices are referred to as “Records.” This Consent informs you of your rights when Records will be provided to you electronically. By consenting below, you acknowledge receipt of this Consent and agree to sign and receive Records electronically.

Hardware and Software Requirements. The Records will be provided to you either on the IOU Central website at http://www.ioucentral.com, in an email message, or as an attachment to an email message sent to the email address you provide as part of your new user registration. To access the Records, you will need Adobe Acrobat Reader version 7 or higher, and a personal computer or other access device which is capable of accessing the Internet. To retain the Records, your access device must have the ability to either download the Records to your computer’s hard drive or print the Records.

Right to Withdraw Consent and Procedures for Withdrawal. You may withdraw your consent to receive the Records electronically at any time, or update your contact information at any time, by emailing customersupport@ioucentral.com, or writing to IOU Central Inc., 1255 Roberts Boulevard, Suite 116, Kennesaw, GA 30144, Attention: Operations Department, and withdrawing your consent or providing your updated contact information.

Consent Applies to Credit Transactions. Your Consent will apply to any credit transaction you request with IOU Central which may give rise to the obligation to provide the Records.

Right to Paper Records and Copies of Records. You have the right to have the Records provided to you in paper form, rather than electronic form. If you wish to obtain the Records in paper form, please contact us by emailing customersupport@ioucentral.com, or writing to IOU Central Inc., 1255 Roberts Boulevard, Suite 116, Kennesaw, GA 30144, Attention: Operations Department. In such a case, we will provide a paper copy of the Records to you at no charge.

☐ I AGREE. BY CHECKING THIS BOX, I AGREE TO SIGN AND RECEIVE RECORDS ELECTRONICALLY AND CONFIRM THAT I WILL DOWNLOAD OR PRINT THE RECORDS RECEIVED FOR MY FILES. (Your new user registration cannot be completed if you do not agree).

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